EXHIBIT 23.1d

Consent of Independent Registered Public Accounting Firm For Capitol Development Bancorp Limited V

Capital Development Bancorp Limited V
Lansing, Michigan

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of Capitol Bancorp Ltd. of our report dated June 2, 2009 (July 7, 2009 as to the effects of the retrospective presentation of the adoption of Financial Accounting Standards Board Statement No. 160 as described in Note B to the consolidated financial statements), relating to the consolidated financial statements of Capitol Development Bancorp Limited V which is contained in the proxy statement/prospectus.  We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
July 7, 2009